As filed with the Securities and Exchange Commission on January 12, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-265-8569
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway

Bothell, WA 98021

(425) 908-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Michael French

Chief Executive Officer

Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

(425) 908-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Remmel, Esq.

Pryor Cashman LLP

7 Times Square

New York, NY 10036

(212) 326-0881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, $0.006 par value per share	6,000,000 shares	$0.85	$5,100,000	$585.00

(1)	This registration statement covers 6,000,000 shares of our common stock. Pursuant to and in accordance with Rule 416 under the Securities Act, there also are registered hereunder such indeterminate number of securities as may be issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other similar transactions or anti-dilution adjustments.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high, or $0.86, and low, or $0.84, sales prices of our common stock on January 5, 2012, as reported by NASDAQ. It is not known how many shares of our common stock will be sold under this registration statement or at what price or prices such shares will be sold.

(3)	Also relates to preferred share purchase rights that are attached to all shares of our common stock in accordance with the Rights Agreement by and between us and American Stock Transfer and Trust Company, dated February 22, 2000. These rights are not exercisable until certain events specified in the Rights Agreement occur and are transferred along with and only with our common stock. The value attributable to these rights, if any, is reflected in the value of our common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION	JANUARY 12, 2012

MARINA BIOTECH, INC.

6,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 6,000,000 shares of our common stock which may be offered by the selling stockholders. The shares of common stock being offered by the selling stockholders are issuable to the selling stockholders pursuant to that certain Securities Purchase Agreement, dated as of December 22, 2011, by and between Socius CG II, Ltd., or Socius, and our company, which we refer to in this prospectus as the “Socius Purchase Agreement.” Please refer to the section of this prospectus entitled “Selling Stockholders” beginning on page 28 of this prospectus for a description of the Socius Purchase Agreement and the transactions contemplated thereby, and the section of this prospectus entitled “Plan of Distribution” beginning on page 33 of this prospectus for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We do not know when or in what amount the selling stockholders may offer the shares for sale. We will not receive proceeds from the sale of our shares by the selling stockholders. We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is traded on The Nasdaq Global Market under the symbol “MRNA”. On January 11, 2012, the last reported sale price for our common stock on The Nasdaq Global Market was $0.89 per share. We urge you to obtain current market quotations of our common stock.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January     , 2012.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, certain selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings.

We have not authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which they relate, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date.

Unless the context requires otherwise, in this prospectus the terms “Marina Biotech, Inc.,” “the Company,” “we,” “us” and “our” refer to Marina Biotech, Inc.

This document, as supplemented from time to time, may include product names, trade names and trademarks of other companies. All such product names and trademarks appearing in this document are the property of their respective holders.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements reflect our current views with respect to future events or our financial performance, and involve certain known and unknown risks, uncertainties and other factors, including those identified below and throughout this prospectus, those discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 under the heading “Risk Factors,” and those discussed in our other filings with the Securities and Exchange Commission, which may cause our or our industry’s actual or future results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statements or from historical results. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by, or that include the words “may,” “will,” “could,” “would,” “should,” “believe,” “expect,” “plan,” “anticipate,” “intend,” “estimate,” “predict,” “potential” or similar expressions.

Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus or to conform them to actual results, new information, future events or otherwise, except as otherwise required by securities and other applicable laws.

The following factors, among others, could cause our or our industry’s future results to differ materially from historical results or those anticipated:

•	our ability to obtain additional funding for our company;

•	our ability to attract and/or maintain manufacturing, research, development and commercialization partners;

•	the ability of our company and/or a partner to successfully complete product research and development, including pre-clinical and clinical studies and commercialization;

•	the ability of our company and/or a partner to obtain required governmental approvals, including product and patent approvals;

•	the ability of our company and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, our competitors;

•	the timing of costs and expenses related to our research and development programs;

•	the timing and recognition of revenue from milestone payments and other sources not related to product sales;

•	our ability to attract and retain our key officers and employees;

•	costs associated with any product liability claims, patent prosecution, patent infringement lawsuits and other lawsuits; and

•	our ability to maintain our listing on the NASDAQ Global Market.

These factors are the important factors of which we are currently aware that could cause actual results, performance or achievements to differ materially from those expressed in any of our forward-looking statements. We operate in a continually changing business environment, and new risk factors emerge from time to time. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. We cannot assure you that projected results or events will be achieved or will occur.

ABOUT THE COMPANY

Our Business

We are a biotechnology company focused on the discovery, development and commercialization of oligonucleotide therapies based on gene silencing approaches such as RNA interference (“RNAi”) and blocking messenger RNA (“mRNA”) transcription. Our goal is to improve human health through the development of these nucleic acid-based therapeutics as well as the drug delivery technologies that together provide superior treatment options for patients. We have multiple proprietary technologies integrated into a broad oligonucleotide-based drug discovery platform, with the capability to deliver these novel therapeutics via systemic, local and oral administration to target a wide range of human diseases based on the unique characteristics of the cells and organs involved in each disease.

Our pipeline includes a clinical program in Familial Adenomatous Polyposis (FAP) and two preclinical programs in malignant ascites and bladder cancer, respectively. In February 2011, we entered into an exclusive agreement with Debiopharm S.A. for the development and commercialization of the bladder cancer program. Additionally, in December 2011, we entered into a license agreement with Mirna Therapeutics, Inc. (“Mirna”), a privately-held biotechnology company pioneering microRNA (miRNA) replacement therapy for cancer, regarding the development and commercialization of microRNA-based therapeutics utilizing Mirna’s proprietary microRNAs and our novel SMARTICLES liposomal delivery technology.

Our team of approximately 30 scientists brings expertise in molecular and cellular biology, microbiology, oligonucleotide, nucleoside, lipid, peptide and alkylated amino acid chemistry, pharmacology, bioinformatics, and pre-clinical and clinical development, in addition to an experienced pharmaceutical management team.

In addition to our own, internally developed technologies, we strategically in-license and further develop nucleic acid- and delivery-related technologies, forming an integrated drug discovery platform. We are currently employing our platform for the discovery of multiple nucleic acid-based therapeutics including RNAi-, microRNA- and single stranded oligonucleotide-based drugs.

Our business strategy is two-fold. First, we strive to establish collaborations and strategic partnerships with pharmaceutical and biotechnology companies in the area of nucleic acid-based therapeutics to: (1) generate revenue and non-dilutive financing; (2) gain access to technical resources; and (3) further validate our drug discovery platforms. Secondly, we expect to advance our own pipeline of nucleic acid-based therapeutics as a foundation upon which to improve all aspects of our drug discovery platform and to have the opportunity to commercialize drug therapies. In terms of collaborations and strategic partnerships, Debiopharm S.A. is fully funding the development of the bladder cancer program using our proprietary DiLA2 delivery technology for local administration which includes the potential for significant milestones and Mirna is fully funding its program using our SMARTICLES® delivery technology which also includes the potential for significant milestones. Furthermore, ProNAi Therapeutics, a licensee of certain of our technology, is funding their Phase 1 clinical trial using our proprietary SMARTICLES® delivery technology for systemic administration, which does not provide any financial benefit to us but continues to validate and advance our SMARTICLES® delivery technology. With these relationships financing the advancement of several of our small interfering RNA (“siRNA”) proprietary delivery technologies, we are focusing resources on the Phase 1b/2a clinical trial of CEQ508 in Familial Adenomatous Polyposis (FAP) as well as the development of our Conformationally Restricted Nucleotide technology (“CRN”) for the development of single-stranded oligonucleotide therapies.

With respect to collaborations and strategic partnerships our concept is to provide multiple therapeutic options based on a partner’s target and indication. We can apply our broad capabilities to pursue the most appropriate nucleic acid therapeutic approach to a specific, often undruggable, target for a specific indication. Each approach, i.e. RNAi, microRNA or single-strand oligonucleotide, has its advantages and disadvantages and we can utilize our broad capabilities to screen across multiple modalities to identify the most effective therapeutic. We believe this capability makes us extremely unique in the sector. We expect to structure certain of our collaborative agreements to receive upfront non-refundable payments, research and development funding, milestone payments and royalties on commercial sales of products.

In 2010, we acquired Cequent Pharmaceuticals, Inc. and its TransKingdom RNA™ interference (“tkRNAi”) platform and FAP clinical program, the intellectual property related to CRN technology from Valeant Pharmaceuticals and the intellectual property related to SMARTICLES® from Novosom. Additionally, we licensed one of our nasal legacy assets, carbetocin, to Cypress Biosciences.

In order to protect our innovations, which encompass a broad platform of both nucleic acid constructs and delivery technologies, as well as the drug products that may emerge from that platform; we aggressively continue to build upon our extensive and enabling intellectual property (“IP”) estate.

We believe we have established ourselves as a leading nucleic acid-based therapeutics company by leveraging our broad and proven expertise to create an industry-leading integrated nucleic acid-based drug discovery platform, which is protected by a strong IP position and validated through licensing agreements with Mirna and two large international pharmaceutical companies, our FAP phase 1b/2a clinical trial, the bladder cancer research and license agreement with Debiopharm S.A. and the phase 1 ProNAi trial using our SMARTICLES® delivery technology.

Recent Events

Socius Purchase Agreement

On December 22, 2011, we entered into a Securities Purchase Agreement, or the Socius Purchase Agreement, with Socius CG II, Ltd., or Socius. Under the terms and subject to the conditions of the Socius Purchase Agreement, we have the right, in our sole discretion, over a term of two (2) years, and subject to the terms and conditions of the Socius Purchase Agreement, to demand through separate tranche notices that Socius purchase up to a total of $5 million of our redeemable Series B Preferred Stock, or Preferred Stock. In connection with the delivery of a tranche notice, Socius is obligated, pursuant to the automatic vesting and automatic exercise of an additional investment right, or the Additional Investment Right, to purchase a number of shares of our common stock equal in dollar amount to 100% of the amount of such tranche of Preferred Stock at a per share price equal to the closing bid price of our common stock on the most recently completed trading day prior to the time that such tranche notice was delivered or deemed delivered.

Pursuant to the Socius Purchase Agreement, we have delivered to Socius a warrant, or the Warrant, for such number of shares of common stock (such shares, the “Warrant Shares”) initially equal to: (i) $1,850,000 divided by (ii) the greater of the closing bid price of our common stock and the book value of our common stock on the most recently completed trading day prior to the execution of the Socius Purchase Agreement. In connection with each tranche notice, a portion of the Warrant equal to a number of shares calculated by dividing (1) 37% of the dollar amount of the tranche of Preferred Stock by (2) the closing bid price of our common stock for the most recently completed trading day prior to the delivery or deemed delivery of the trance notice will vest and be automatically exercised.

Please see the section entitled “Selling Stockholders” on page 28 of this prospectus for a more complete description of the Socius Purchase Agreement, the Preferred Stock, the Additional Investment Right, the Warrant, and the transactions contemplated thereby.

License Agreement with Mirna Therapeutics, Inc.

On December 22, 2011, we entered into a License Agreement with Mirna Therapeutics, Inc. (“Mirna”) regarding the development and commercialization of microRNA-based therapeutics utilizing Mirna’s proprietary microRNAs and our novel SMARTICLES® liposomal delivery technology. The License Agreement provides that Mirna will have full responsibility for the development and commercialization of any products arising under the License Agreement and that we will support pre-clinical and process development efforts. Under terms of the License Agreement, we could receive up to $63 million in total upfront, clinical and commercialization milestone payments, as well as royalties on sales, based on the successful outcome of the collaboration. Either party may terminate the License Agreement upon the occurrence of a default by the other party. Commencing on June 22, 2012, Mirna may also terminate the License Agreement without cause upon sixty (60) days prior written notice to us.

Reverse Split of Common Stock

On December 22, 2011, we filed a Certificate of Amendment of our Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of our issued and outstanding shares of common stock, effective as of 5:00 p.m. Eastern Time on Thursday, December 22, 2011. Our common stock commenced trading on The NASDAQ Global Market on a split-adjusted basis as of the opening of trading on Friday, December 23, 2011. Our common stock will continue to trade under the ticker symbol “MRNA”, although the letter “D” will be temporarily appended to the ticker symbol for twenty trading days following the reverse split. Our stockholders, at the 2011 Annual Meeting of Stockholders, had previously authorized our Board of Directors to effect a reverse stock split within a range of ratios, including one-for-ten, at a time in the future, to be determined by the Board, to be in the best interest of our company.

Following the reverse split, the total number of shares outstanding was proportionately reduced in accordance with the reverse split. Further, any outstanding options, warrants and rights as of the effective date that were subject to adjustment were adjusted accordingly, including adjustments to the number of shares of common stock that may be obtained upon exercise or conversion of these securities and the applicable exercise or purchase price as well as other adjustments.

There was no change to the authorized shares of our common stock as a result of the reverse stock split. Any fraction of a share of common stock that would otherwise have resulted from the reverse split was converted into the right to receive cash payment from us for such fractional shares, in an amount to be determined by multiplying (x) the fractional amount of the share of common stock by (y) $1.21.

Lincoln Park Capital Facility

On October 11, 2011, we entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC agreed to purchase up to $15 million of our common stock over a thirty (30) month period. We also entered into a registration rights agreement (the “Registration Rights Agreement”) with LPC pursuant to which we agreed to file a registration statement related to the transaction with the U.S. Securities and Exchange Commission (the “SEC”) covering the shares issued to LPC under the Purchase Agreement. The SEC declared effective the registration statement on Form S-1 (No. 333-177361) related to the transaction on October 31, 2011. Thereafter, we have the right, in our sole discretion, over a 30-month period to sell up to $15 million of our common stock to LPC, depending on certain conditions as set forth in the Purchase Agreement.

There are no upper limits to the price LPC may pay to purchase shares of our common stock, and the purchase price of the shares related to the funding under the Purchase Agreement will be based on the prevailing market prices of our common stock immediately preceding the time of sales without any fixed discount. We will control the timing and amount of any future sales, if any, of shares to LPC. LPC shall not have the right or the obligation to purchase any shares of common stock on any business day that the price of our common stock is below the floor price as set forth in the Purchase Agreement. Except as set forth in the immediately following sentence, we may not issue more than 1,777,912 shares (the “Exchange Cap”) in connection with the Purchase Agreement. The Exchange Cap will not be applicable for any purposes of the Purchase Agreement or the transactions contemplated thereby, solely to the extent (and only for so long as) the average purchase price of all shares of common stock issued by us to LPC equals or exceeds $0.225 per share (subject to adjustment).

In consideration for entering into the Purchase Agreement, we issued to LPC 145,279 shares of our common stock as a commitment fee, and are required to issue to LPC up to 290,557 shares of our common stock pro rata when and if LPC purchases, at our discretion, the $15 million of common stock over the 30-month period. We also issued to LPC an additional 5,000 shares of common stock as an expense reimbursement.

As of the date of this prospectus, we have issued to LPC a significant portion of the shares of common stock that we are allowed to issue to LPC without the need to obtain shareholder approval pursuant to the rules of the NASDAQ Stock Market.

NASDAQ Bid Price Deficiency

On March 25, 2011, we received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying us that we were not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(a)(1) (the “Rule”), as a result of the bid price of our common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter.

NASDAQ’s letter advised us that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we were provided 180 calendar days, or until September 21, 2011, to regain compliance. The letter further advised that such compliance can be achieved if, at any time before September 21, 2011, the bid price of our common stock closed at $1.00 or more per share for a minimum of 10 consecutive business days.

We did not regain compliance with the Rule on or prior to September 21, 2011 and, accordingly, on September 22, 2011, we received a second letter from NASDAQ (the “Staff Determination”) stating that our common stock would be subject to delisting from The Nasdaq Global Market as a result of the deficiency. Consistent with the process described in the Staff Determination, on September 28, 2011, we requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination., which hearing was held on October 27, 2011. At the hearing, we presented a plan to regain compliance with the Rule, thereby allowing us to remain on the Nasdaq Global Market.

On November 30, 2011, we announced that the Panel granted our request to remain listed on The NASDAQ Global Market, and will allow us until January 31, 2012 to regain compliance with the Rule.

General

We were incorporated in Delaware on September 23, 1983. Our principal executive offices are located at 3830 Monte Villa Parkway, Bothell, Washington 98021, and our telephone number is (425) 908-3600. We maintain an Internet website at www.marinabiotech.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

RISK FACTORS

Before you decide whether to purchase any of our common stock, in addition to the other information contained in this prospectus, you should carefully consider the risk factors set forth below and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended. Additional risks and uncertainties of which we are unaware or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. For more information, see the sections entitled “Incorporation by Reference” and “Forward-Looking Statements” elsewhere in this prospectus.

Risks Relating to being an Early State Drug Development Company and Managing Growth

We have no history of profitability and there is a potential for fluctuation in operating results.

We have experienced significant operating losses since inception. We currently have no revenues from product sales and will not have any such revenues unless and until a marketable product is successfully developed, receives regulatory approvals, and is successfully manufactured and distributed to the market. We expect to continue to experience losses for the foreseeable future.

We are developing products based on RNA interference technology. The process of developing such products requires significant research and development efforts, including basic research, pre-clinical and clinical development, and regulatory approval. These activities, together with our sales, marketing, general and administrative expenses, have resulted in operating losses in the past, and there can be no assurance that we can achieve profitability in the future. Our ability to achieve profitability depends on our ability, alone or with our collaborators, to develop our drug candidates, conduct pre-clinical development and clinical trials, obtain necessary regulatory approvals, and manufacture, distribute, market and sell our drug products. We cannot assure you that we will be successful at any of these activities or predict if or when we will ever become profitable.

We do not generate operating income and will require additional financing in the future. If additional capital is not available, we may have to curtail or cease operations.

Our business currently does not generate the cash that is necessary to finance our operations. We incurred net losses of approximately $8.0 million in 2009, $27.8 million in 2010, and $11.6 million in the nine months ended September 30, 2011. Subject to the success of our research and development programs and potential licensing or partnering transactions, we will need to raise significant additional capital to:

•	fund research and development activities relating to our RNAi drug discovery platform and the development of our product candidates, including clinical and pre-clinical trials;

•	obtain regulatory approval for our product candidates;

•	protect our intellectual property;

•	attract and retain highly-qualified scientists;

•	respond effectively to competitive pressures; and

•	acquire complementary businesses or technologies.

Our future capital needs depend on many factors, including:

•	the scope, duration and expenditures associated with our research and development;

•	continued scientific progress in these programs;

•	the outcome of potential partnering or licensing transactions, if any;

•	competing technological developments;

•	our proprietary patent position, if any, in our products; and

•	the regulatory approval process for our products.

We believe that our existing cash and cash equivalents, without giving effect to any funds that may be available under the agreement that we have entered into with Socius, will be sufficient to fund our operations into the first quarter of 2012. After giving effect to the funds that may be available under the agreement that we have entered into with Socius, we believe that our existing cash and cash equivalents will be sufficient to fund our operations well into the second quarter of 2012. In addition to the Socius funding, we may need to seek to raise additional funds through public or private equity offerings, debt financings or additional strategic alliances and licensing arrangements to continue our operations. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions may make it very difficult for us to seek financing from the capital markets, and the terms of any financing may adversely affect the holdings or the rights of our stockholders. For example, if we raise additional funds by issuing equity securities, further dilution to our stockholders will result. In addition, as a condition to providing additional funds to us, future investors may demand, and may be granted, rights superior to those of existing stockholders. Debt financing, if available, may involve restrictive covenants that could limit our flexibility in conducting future business activities and, in the event of insolvency, would be paid before holders of equity securities received any distribution of corporate assets. We may be required to relinquish rights to our technologies or drug candidates, or grant licenses on terms that are not favorable to us, in order to raise additional funds through alliance, joint venture or licensing arrangements. If adequate funds are not available, we may have to delay, reduce or eliminate one or more of our research or development programs or reduce overall overhead expenses. These actions would likely reduce the market price of our common stock.

Our facility with Lincoln Park Capital Fund, LLP will not be sufficient to satisfy our capital requirements.

We may direct LPC to purchase up to $15,000,000 worth of shares of our common stock under our agreement over a thirty (30) month period generally in amounts of up to 30,000 shares of our common stock every business day, which amounts may be increased under certain circumstances. However, LPC has neither the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $1.00. As of the date of this prospectus, we have issued to LPC a significant portion of the shares of common stock that we are allowed to issue to LPC without the need to obtain shareholder approval pursuant to the rules of the NASDAQ Stock Market. As a result, we do not anticipate being able to raise sufficient funds from our facility with LPC to satisfy our continuing capital requirements.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm, in its audit opinion issued in connection with our consolidated balance sheets as of December 31, 2010 and 2009 and our consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2010 and 2009, has expressed substantial doubt about our ability to continue as a going concern given our recurring losses, accumulated deficit and recurring negative cash flows. Our consolidated financial statements incorporated by reference herein were prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business, and accordingly do not contain any adjustments which may result due to the outcome of this uncertainty.

If we lose our key personnel, or if we are unable to attract and retain additional personnel, then we may be unable to successfully develop our business.

If we are unable to retain one or more of our executive officers, including J. Michael French, our President and Chief Executive Officer, Richard T. Ho, M.D., Ph.D., our Executive Vice President of Research and Development, or any of our other key managers or key technical personnel, our business could be seriously harmed. We have entered into an employment agreement with each of Mr. French and Dr. Ho, as well as certain other members of our management team. Whether or not a member of management has executed an employment agreement, there can be no assurance that we will be able to retain our key managers or key technical personnel or replace any of them if we lose their services for any reason. Although we make a significant effort and allocate substantial resources to recruit candidates, competition for competent managers and technical personnel is intense. Failure to attract and retain our key personnel may compromise our ability to negotiate and enter into additional collaborative arrangements, delay our ongoing discovery research efforts, delay pre-clinical or clinical testing of our product candidates, delay the regulatory approval process or prevent us from successfully commercializing our product candidates. In addition, if we have to replace any of these individuals, we may not be able to replace knowledge that they have about our operations.

We may encounter difficulties managing our growth, which could adversely affect our business.

We currently have approximately 43 full-time-equivalent employees, and we expect that as we seek to increase the number of product candidates we are developing we will need to expand our operations in the future. If our business grows, it may place a strain on us, our management and our resources. Our ability to effectively manage our operations, relationships, growth and various projects requires us to continue to improve our operational, financial and management controls, and our reporting systems and procedures, and to attract and retain sufficient numbers of talented employees. We may not be able to successfully implement these tasks on a larger scale and, accordingly, we may not achieve our research, development and commercialization goals. If we do not improve our operational, financial and management information systems, or fail to effectively monitor or manage our growth, our business could suffer significantly.

If we make strategic acquisitions, we will incur a variety of costs and might never realize the anticipated benefits.

Despite our acquisition of Cequent Pharmaceuticals, Inc. in July 2010, we have limited experience in independently identifying acquisition candidates and integrating the operations of acquisition candidates with our company. If appropriate opportunities become available, we might attempt to acquire approved products, additional drug candidates, technologies or businesses that we believe are a strategic fit with our business. If we pursue any transaction of that sort, the process of negotiating the acquisition and integrating an acquired product, drug candidate, technology or business might result in operating difficulties and expenditures and might require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we might never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, or impairment expenses related to goodwill, and impairment or amortization expenses related to other intangible assets, which could harm our financial condition.

Failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Our growth and entry into new products, technologies and markets will place significant additional pressure on our system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

Our business and operations could suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruption of our operations. For example, the loss of pre-clinical trial data or data from completed or ongoing clinical trials for our product candidates could result in delays in our regulatory filings and development efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

Risks Related to the Development and Regulatory Approval of our Drug Candidates

RNAi-based drug development is unproven and may never lead to marketable products.

Our future success depends on the successful development of products based on RNAi technology. Neither we nor any other company has received regulatory approval to market therapeutics utilizing siRNAs. The scientific discoveries that form the basis for our efforts to discover and develop new siRNA drugs are relatively new. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited. Skepticism as to the feasibility of developing RNAi therapeutics has been expressed in scientific literature.

Relatively few product candidates based on RNAi technology have ever been tested in animals or humans, none of which have received regulatory approval. We currently have only limited data suggesting that we can introduce typical drug-like properties and characteristics into siRNAs, such as favorable distribution within the body or tissues or the ability to enter cells and exert their intended effects. In addition, RNA-based compounds may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or harmful ways. We may make significant expenditures trying to develop RNA-based technologies without success. As a result, we may never succeed in developing a marketable product. If we do not successfully develop and commercialize drugs based upon our RNA-based drug candidates, we may not become profitable and the value of our common stock will likely decline.

Further, our focus on oligonucleotide-based drug discovery and development, as opposed to more proven technologies for drug development, increases the risks associated with the ownership of our common stock. If we are not successful in developing a product candidate using RNAi technology, we may be required to change the scope and direction of our product development activities. In that case, we may not be able to identify and implement successfully an alternative product development strategy.

All of our programs, other than our program for CEQ508, are in pre-clinical studies or early stage research. If we are unable to develop and commercialize our product candidates, our business will be adversely affected.

A key element of our strategy is to discover, develop and commercialize a portfolio of new products. We are seeking to do so through our internal research programs and intend to explore strategic collaborations for the development of new products. Whether or not any product candidates are ultimately identified, research programs to identify new disease targets and product candidates require substantial technical, financial and human resources. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield a successful commercial product for many reasons, including the following:

•	competitors may develop alternatives that render our product candidates obsolete;

•	a product candidate may not have a sustainable intellectual property position in major markets;

•	a product candidate may, after additional studies, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective;

•	a product candidate may not receive regulatory approval;

•	a product candidate may not be capable of production in commercial quantities at an acceptable cost, or at all; or

•	a product candidate may not be accepted by patients, the medical community or third-party payors.

Upon entering into clinical trials, clinical trials of our product candidates would be expensive and time-consuming, and the results of any of these trials would be uncertain.

Our research and development programs are at an early stage. Before obtaining regulatory approval for the sale of our product candidates, we must conduct, at our own expense, extensive pre-clinical tests and clinical trials to demonstrate the safety and efficacy in humans of our product candidates. Pre-clinical and clinical testing in patients is a long, expensive and uncertain process, and the historical failure rate for product candidates is high. The length of time generally varies substantially according to the type of drug, complexity of clinical trial design, regulatory compliance requirements, intended use of the drug candidate and rate of patient enrollment for the clinical trials.

A failure of one or more of our pre-clinical studies or clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the pre-clinical testing and the clinical trial process that could delay or prevent our ability to receive regulatory approval or potentially commercialize our product candidates, including:

•	regulators may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•

our pre-clinical tests or clinical trials may produce negative or inconclusive results, and we may decide, or a regulator may require us, to conduct additional pre-clinical testing or clinical trials, or we may abandon projects that we previously expected to be promising;

•	enrollment in our clinical trials may be slower than we anticipate or participants may drop out of our clinical trials at a higher rate than we anticipate, resulting in significant delays;

•	our third party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner;

•

our product candidates may have very different chemical and pharmacological properties in humans than in laboratory testing and may interact with human biological systems in unforeseen, ineffective or harmful ways;

•	we might have to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks;

•	regulators, including the FDA, may require that we hold, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements;

•	the cost of our clinical trials may be greater than we anticipate;

•	the supply or quality of our drug candidates or other materials necessary to conduct our clinical trials may be insufficient or inadequate; and

•	effects of product candidates may not have the desired effects or may include undesirable side effects or the product candidates may have other unexpected characteristics.

Further, even if the results of our pre-clinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase 1 or Phase 2 clinical trials may not be repeated in larger Phase 2 or Phase 3 clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development. The clinical trials of any or all of our drugs or drug candidates could be unsuccessful, which would prevent us from commercializing these drugs. The FDA conducts its own independent analysis of some or all of the pre-clinical and clinical trial data submitted in a regulatory filing and often comes to different and potentially more negative conclusions than the analysis performed by the drug sponsor. Our failure to develop safe, commercially viable drugs approved by the FDA would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price. In addition, significant delays in pre-clinical studies and clinical trials will impede our ability to seek regulatory approvals, commercialize our drug candidates and generate revenue, as well as substantially increase our development costs.

Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and foreign regulations, we could lose our approvals to market drugs and our business would be materially adversely affected.

Following any initial FDA or foreign regulatory approval of any drugs we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drug products are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug candidates will also be subject to periodic review and inspection by regulatory authorities, including the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. Our product promotion, advertising and labeling also will be subject to regulatory requirements and continuing regulatory review. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.

We are subject to extensive U.S. and foreign government regulation, including the requirement of approval before our products may be manufactured or marketed.

We, our present and future collaboration partners, and the drug product candidates developed by us or in collaboration with partners are subject to extensive regulation by governmental authorities in the U.S. and other countries. Failure to comply with applicable requirements could result in, among other things, any of the following actions: warning letters, fines and other civil penalties, unanticipated expenditures, delays in approving or refusal to approve a product candidate, product recall or seizure, interruption of manufacturing or clinical trials, operating restrictions, injunctions and criminal prosecution.

Our product candidates cannot be marketed in the U.S. without FDA approval or clearance, and they cannot be marketed in foreign countries without applicable regulatory approval. Neither the FDA nor any foreign regulatory authority has approved any of our product candidates. Our product candidates are in pre-clinical and early clinical development, and will have to be approved by the FDA or applicable foreign regulatory authorities before they can be marketed in the U.S. or abroad. Obtaining regulatory approval requires substantial time, effort, and financial resources, and may be subject to both expected and unforeseen delays, including, without limitation, citizen’s petitions or other filings with the FDA, and there can be no assurance that any approval will be granted on a timely basis, if at all, or that delays will be resolved favorably or in a timely manner. If our product candidates are not approved in a timely fashion, or are not approved at all, our business and financial condition may be adversely affected. We, our present and future collaboration partners or the FDA may suspend or terminate human clinical trials at any time on various grounds, including a finding that the patients are being exposed to an unacceptable health risk.

In addition, both before and after regulatory approval, we, our collaboration partners and our product candidates are subject to numerous requirements by the FDA and foreign regulatory authorities covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion, distribution and export. These requirements may change and additional government regulations may be promulgated that could affect us, our collaboration partners or our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. There can be no assurance that we will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon our business.

We use hazardous chemicals and biological materials in our business. Any disputes relating to improper use, handling, storage or disposal of these materials could be time-consuming and costly.

Our research and development operations involve the use of hazardous and biological, potentially infectious, materials. We are subject to the risk of accidental contamination or discharge or any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials and specific waste products. We could be subject to damages, fines or penalties in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials, and our liability could be substantial. The costs of complying with these current and future environmental laws and regulations may be significant, thereby impairing our business.

We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials. The limits of our workers’ compensation insurance are mandated by state law, and our workers’ compensation liability is capped at these state-mandated limits. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Failure to comply with foreign regulatory requirements governing human clinical trials and marketing approval for drugs could prevent us from selling our drug candidates in foreign markets, which may adversely affect our operating results and financial condition.

The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement for marketing our drug candidates outside the U.S. vary greatly from country to country. We have limited experience in obtaining foreign regulatory approvals. The time required to obtain approvals outside the U.S. may differ from that required to obtain FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other countries or by the FDA. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop foreign markets for our drug candidates and may have a material adverse effect on our financial condition or results of operations.

Risks Related to our Dependence on Third Parties

We may become dependent on our collaborative arrangements with third parties for a substantial portion of our revenue, and our development and commercialization activities may be delayed or reduced if we fail to initiate, negotiate or maintain successful collaborative arrangements.

We may become dependent on possible future collaborators to develop and commercialize many of our product candidates and to provide the regulatory compliance, sales, marketing and distribution capabilities required for the success of our business. If we fail to secure or maintain successful collaborative arrangements, our development and commercialization activities will be delayed, reduced or terminated, and our revenues could be materially and adversely impacted.

Over the next several years, we may depend on these types of collaboration partnerships for a significant portion of our revenue. The expected future milestone payments and cost reimbursements from collaboration agreements could provide an important source of financing for our research and development programs, thereby facilitating the application of our technology to the development and commercialization of our products. These collaborative agreements might be terminated either by us or by our partners upon the satisfaction of certain notice requirements. Our partners may not be precluded from independently pursuing competing products and drug delivery approaches or technologies. Even if our partners continue their contributions to our collaborative arrangements, of which there can be no assurance, they may nevertheless determine not to actively pursue the development or commercialization of any resulting products. Our partners may fail to perform their obligations under the collaborative arrangements or may be slow in performing their obligations. In addition, our partners may experience financial difficulties at any time that could prevent them from having available funds to contribute to these collaborations. If our collaboration partners fail to conduct their commercialization, regulatory compliance, sales and marketing or distribution activities successfully and in a timely manner, or if they terminate or materially modify their agreements with us, the development and commercialization of one or more product candidates could be delayed, curtailed or terminated because we may not have sufficient financial resources or capabilities to continue such development and commercialization on our own.

For example, in February 2011, we entered into an exclusive research and license agreement with Debiopharm S.A. concerning the development and commercialization of our pre-clinical program in bladder cancer, pursuant to which we and Debiopharm will work together to advance to market an RNAi-based therapy for the treatment of non-muscle invasive bladder cancer. Under the agreement, Debiopharm will have full responsibility for the development and commercialization of any products arising from the partnership, and will fund all of our research and development costs for the bladder cancer program beginning in February 2011. Debiopharm also agreed to pay to us up to $24 million based on predefined research and development milestones as well as royalties on the sales of products resulting from the partnership. If Debiopharm terminates this agreement or fails to perform its obligations thereunder, we may not be able to advance our bladder cancer program as scheduled, or at all. If that were to occur, we may not receive any revenues from our bladder cancer program or our agreement with Debiopharm, including any milestone or royalty payments.

An interruption in the supply of our raw and bulk materials needed for our product candidates could cause our product development to be slowed or stopped.

We currently obtain supplies of critical raw and bulk materials used in our research and development efforts from several suppliers. However, we do not have long-term contracts with any of these suppliers. While our existing arrangements supply sufficient quantities of raw and bulk materials needed to accomplish the current preclinical and clinical development of our product candidates, there can be no assurance that we would have the capability to manufacture sufficient quantities of our product candidates to meet our needs if our suppliers are unable or unwilling to supply such materials. Any delay or disruption in the availability of raw or bulk materials could slow or stop research and development of the relevant product.

We rely and anticipate that we will continue to rely on third parties to conduct our clinical trials, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such clinical trials.

We are, and anticipate that we will continue to be, dependent on contract research organizations, third-party vendors and investigators for pre-clinical testing and clinical trials related to our drug discovery and development efforts. These parties are not our employees and we cannot control the amount or timing of resources that they devote to our programs. If they fail to devote sufficient time and resources to our drug development programs or if their performance is substandard, it will delay the development and commercialization of our product candidates. The parties with which we contract for execution of our clinical trials play a significant role in the conduct of the trials and the subsequent collection and analysis of data. Their failure to meet their obligations could adversely affect clinical development of our product candidates. Moreover, these parties also may have relationships with other commercial entities, some of which may compete with us. If they assist our competitors, it could harm our competitive position.

If we were to lose our relationship with any one or more of these parties, we could experience a significant delay in both identifying another comparable provider and then contracting for its services. We may then be unable to retain an alternative provider on reasonable terms, if at all. Even if we locate an alternative provider, is it likely that this provider may need additional time to respond to our needs and may not provide the same type or level of service as the original provider. In addition, any provider that we retain will be subject to Good Laboratory Practices, or cGLP, and similar foreign standards and we do not have control over compliance with these regulations by these providers. Consequently, if these practices and standards are not adhered to by these providers, the development and commercialization of our product candidates could be delayed.

We have very limited experience in marketing, selling or distributing our products, and we may need to rely on marketing partners or contract sales companies.

Even if we are able to develop our products and obtain necessary regulatory approvals, we have very limited experience or capabilities in marketing, selling or distributing our products. We currently have no sales, marketing and distribution infrastructure. Accordingly, we will be dependent on our ability to build this capability ourselves, which would require the investment of significant financial and management resources, or to find collaborative marketing partners or contract sales companies for commercial sale of our internally-developed products. Even if we find a potential marketing partner, of which there can be no assurance, we may not be able to negotiate a licensing contract on favorable terms to justify our investment or achieve adequate revenues.

We have very limited manufacturing experience or resources and we must incur significant costs to develop this expertise or rely on third parties to manufacture our products.

We have very limited manufacturing experience. Our internal manufacturing capabilities are limited to small-scale production of non-cGMP material for use in in vitro and in vivo experiments. Some of our product candidates utilize specialized formulations whose scale-up and manufacturing could be very difficult. We also have very limited experience in such scale-up and manufacturing, requiring us to depend on a limited number of third parties, who might not be able to deliver in a timely manner, or at all. In order to develop products, apply for regulatory approvals and commercialize our products, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. We may manufacture clinical trial materials ourselves or we may rely on others to manufacture the materials we will require for any clinical trials that we initiate. There are a limited number of manufacturers that supply synthetic siRNAs. We currently rely on several contract manufacturers for our supply of synthetic siRNAs. There are risks inherent in pharmaceutical manufacturing that could affect the ability of our contract manufacturers to meet our delivery time requirements or provide adequate amounts of material to meet our needs. Included in these risks are synthesis and purification failures and contamination during the manufacturing process, which could result in unusable product and cause delays in our development process, as well as additional expense to us. To fulfill our siRNA requirements, we may also need to secure alternative suppliers of synthetic siRNAs. In addition to the manufacture of the synthetic siRNAs, we may have additional manufacturing requirements related to the technology required to deliver the siRNA to the relevant cell or tissue type. In some cases, the delivery technology we utilize is highly specialized or proprietary, and for technical and legal reasons, we may have access to only one or a limited number of potential manufacturers for such delivery technology. Failure by these manufacturers to properly formulate our siRNAs for delivery could also result in unusable product and cause delays in our discovery and development process, as well as additional expense to us.

The manufacturing process for any products that we may develop is subject to the FDA and foreign regulatory authority approval process and we will need to contract with manufacturers who can meet all applicable FDA and foreign regulatory authority requirements on an ongoing basis. In addition, if we receive the necessary regulatory approval for any product candidate, we also expect to rely on third parties, including our commercial collaborators, to produce materials required for commercial supply. We may experience difficulty in obtaining adequate manufacturing capacity for our needs. If we are unable to obtain or maintain contract manufacturing for these product candidates, or to do so on commercially reasonable terms, we may not be able to successfully develop and commercialize our products.

To the extent that we enter into manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner and consistent with regulatory requirements, including those related to quality control and quality assurance. The failure of a third-party manufacturer to perform its obligations as expected could adversely affect our business in a number of ways, including:

•	we may not be able to initiate or continue pre-clinical and clinical trials of products that are under development;

•	we may be delayed in submitting regulatory applications, or receiving regulatory approvals, for our product candidates;

•	we may lose the cooperation of our collaborators;

•	our products could be the subject of inspections by regulatory authorities;

•	we may be required to cease distribution or recall some or all batches of our products; and

•	ultimately, we may not be able to meet commercial demands for our products.

If a third-party manufacturer with whom we contract fails to perform its obligations, we may be forced to manufacture the materials ourselves, for which we may not have the capabilities or resources, or enter into an agreement with a different third-party manufacturer, which we may not be able to do on reasonable terms, if at all. In some cases, the technical skills required to manufacture our product may be unique to the original manufacturer and we may have difficulty transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget. Furthermore, a manufacturer may possess technology related to the manufacture of our product candidate that such manufacturer owns independently. This would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our products.

Risks Related to our Intellectual Property and Other Legal Matters

If we are unable to adequately protect our proprietary technology from legal challenges, infringement or alternative technologies, our competitive position may be hurt and our operating results may be negatively impacted.

We specialize in the development and delivery of therapeutics based on RNA-based technologies, and rely on the issuance of patents, both in the U.S. and internationally, for protection against competitive technologies. Although we believe we exercise the necessary due diligence in our patent filings, our proprietary position is not established until the appropriate regulatory authorities actually issue a patent, which may take several years from initial filing or may never occur.

Moreover, even the established patent positions of pharmaceutical companies are generally uncertain and involve complex legal and factual issues. Although we believe our issued patents are valid, third parties may infringe our patents or may initiate proceedings challenging the validity or enforceability of our patents. The issuance of a patent is not conclusive as to its claim scope, validity or enforceability. Challenges raised in patent infringement litigation we initiate or in proceedings initiated by third parties may result in determinations that our patents have not been infringed or that they are invalid, unenforceable or otherwise subject to limitations. In the event of any such determinations, third parties may be able to use the discoveries or technologies claimed in our patents without paying us licensing fees or royalties, which could significantly diminish the value of these discoveries or technologies. As a result of such determinations, we may be enjoined from pursuing research, development or commercialization of potential products or may be required to obtain licenses, if available, to the third party patents or to develop or obtain alternative technology. Responding to challenges initiated by third parties may require significant expenditures and divert the attention of our management and key personnel from other business concerns.

Furthermore, it is possible others will infringe or otherwise circumvent our issued patents and that we will be unable to fund the cost of litigation against them or that we would elect not to pursue litigation. In addition, enforcing our patents against third parties may require significant expenditures regardless of the outcome of such efforts. We also cannot assure you that others have not filed patent applications for technology covered by our pending applications or that we were the first to invent the technology. There may also exist third party patents or patent applications relevant to our potential products that may block or compete with the technologies covered by our patent applications and third parties may independently develop IP similar to our patented IP, which could result in, among other things, interference proceedings in the U.S. Patent and Trademark Office to determine priority of invention.

In addition, we may not be able to protect our established and pending patent positions from competitive technologies, which may provide more effective therapeutic benefit to patients and which may therefore make our products, technology and proprietary position obsolete.

We also rely on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees, consultants, advisors and others to whom we disclose confidential information to execute confidentiality and proprietary information agreements. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, there may not be an adequate corrective remedy available. Furthermore, like many companies in our industry, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities we conduct. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we require our employees and consultants to maintain the confidentiality of all confidential information of previous employers, we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market and execute our business strategies.

If we are unable to adequately protect our proprietary intellectual property from legal challenges, infringement or alternative technologies, we will not be able to compete effectively in the drug discovery and development business.

Because intellectual property rights are of limited duration, expiration of intellectual property rights and licenses will negatively impact our operating results.

Intellectual property rights, such as patents and license agreements based on those patents, generally are of limited duration. Our operating results depend on our patents and IP licenses. Therefore, the expiration or other loss of rights associated with IP and IP licenses can negatively impact our business.

Our patent applications may be inadequate in terms of priority, scope or commercial value.

We apply for patents covering our discoveries and technologies as we deem appropriate. However, we may fail to apply for patents on important discoveries or technologies in a timely fashion or at all. Also, our pending patent applications may not result in the issuance of any patents. These applications may not be sufficient to meet the statutory requirements for patentability, and therefore we may be unable to obtain enforceable patents covering the related discoveries or technologies we may want to commercialize. In addition, because patent applications are maintained in secrecy for approximately 18 months after filing, other parties may have filed patent applications relating to inventions before our applications covering the same or similar inventions. In addition, foreign patent applications are often published initially in local languages, and until an English language translation is available it can be impossible to determine the significance of a third party invention. Any patent applications filed by third parties may prevail over our patent applications or may result in patents that issue alongside patents issued to us, leading to uncertainty over the scope of the patents or the freedom to practice the claimed inventions.

Although we have in-licensed a number of issued patents, the discoveries or technologies covered by these patents may not have any therapeutic or commercial value. Also, issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop products having effects similar or identical to our patented product candidates. In addition, the scope of our patents is subject to considerable uncertainty and competitors or other parties may obtain similar patents of uncertain scope.

We are dependent on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed.

We currently are dependent on licenses from third parties for our key technologies relating to fundamental RNAi technologies. Our current licenses impose, and any future licenses we enter are likely to impose, various development, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If our license with respect to any of these technologies is terminated for any reason, the development of the products contemplated by the licenses would be delayed, or suspended altogether, while we seek to license similar technology or develop new non-infringing technology. The costs of obtaining new licenses are high, and many patents in the RNAi field have already been exclusively licensed to third parties, including our competitors. If any of our existing licenses is terminated, the development of the products contemplated by the licenses could be delayed or terminated and we may not be able to negotiate additional licenses on acceptable terms, if at all, which would have a material adverse effect on our business.

We may be required to defend lawsuits or pay damages for product liability claims.

Our business inherently exposes us to potential product liability claims. We face substantial product liability exposure in human clinical trials that we may initiate and for products that we sell, or manufacture for others to sell, after regulatory approval. The risk exists even with respect to those drugs that are approved by regulatory agencies for commercial distribution and sale and are manufactured in facilities licensed and regulated by regulatory agencies. Any product liability claims, regardless of their merits, could be costly, divert management’s attention, delay or prevent completion of our clinical development programs, and adversely affect our reputation and the demand for our products. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to marketing any of our product candidates. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have a material adverse effect on our business.

Risks Related to the Commercialization of our Product Candidates

Our product development efforts may not result in commercial products.

Our future results of operations depend, to a significant degree, upon our and any collaboration partners’ ability to successfully develop and commercialize pharmaceutical products. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Successful product development in the pharmaceutical industry is highly uncertain, and very few research and development projects result in a commercial product. Product candidates that appear promising in the early phases of development, such as in preclinical testing or in early human clinical trials, may fail to reach the market for a number of reasons, such as:

•	a product candidate may not perform as expected in later or broader trials in humans and limit marketability of such product candidate;

•	necessary regulatory approvals may not be obtained in a timely manner, if at all;

•	a product candidate may not be able to be successfully and profitably produced and marketed;

•	third parties may have proprietary rights to a product candidate, and do not allow sale on reasonable terms; or

•	a product candidate may not be financially successful because of existing therapeutics that offer equivalent or better treatments.

Only one of our product candidates utilizing our technologies has commenced human clinical studies, and none of such product candidates has been approved by the FDA or any foreign regulatory authority. There can be no assurance that any of our product candidates currently in research or development, or that may enter research or development, will ever be successfully commercialized, and delays in any part of the process or our inability to obtain regulatory approval could adversely affect our operating results by restricting introduction of new products by us or any future collaboration partners.

Even if we are successful in developing and commercializing a product candidate, it is possible that the commercial opportunity for such product candidates will be limited.

The product candidates that we are developing are based on new technologies and therapeutic approaches, none of which have yet been brought to market. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a product intended to improve therapeutic results based on RNAi technology. Accordingly, while we believe there will be a commercial market for RNA-based therapeutics utilizing our technologies, there can be no assurance that this will be the case, in particular given the novelty of the field. Many factors may affect the market acceptance and commercial success of any potential products, including:

•	establishment and demonstration of the effectiveness and safety of the drugs;

•	timing of market entry as compared to competitive products and alternative treatments;

•	the benefits of our drugs relative to their prices, and the comparative price of competing products and treatments;

•	the availability of adequate government and third-party payor reimbursement;

•	marketing and distribution support of our products;

•	the safety, efficacy and ease of administration of our product candidates;

•	the willingness of patients to accept, and the willingness of medical professionals to prescribe, relatively new therapies; and

•	any restrictions on labeled indications.

Risks Related to our Industry

Any drugs we develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could have a material adverse effect on our business.

The success of our products will depend upon the extent to which third-party payors, such as Medicare, Medicaid and other domestic and international government programs, private insurance plans and managed care programs, provide reimbursement for the use of such products. Most third-party payors may deny reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication.

Third-party payors also may refuse to reimburse for experimental procedures and devices. Furthermore, because our programs are in the early stages of development, we are unable at this time to determine their cost-effectiveness and the level or method of reimbursement. Increasingly, the third-party payors, who reimburse patients, such as government and private insurance plans, are requiring that drug companies provide them with predetermined discounts from list prices, and are challenging the prices charged for medical products. If the price we are able to charge for any products we develop is inadequate in light of our development and other costs, our profitability could be adversely effected.

We currently expect that any drugs we develop may need to be administered under the supervision of a physician. Under currently applicable law, drugs that are not usually self-administered may be eligible for coverage by the Medicare program if:

•	they are “incidental” to a physician’s services;

•	they are “reasonable and necessary” for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standards of medical practice;

•	they are not excluded as immunizations; and

•	they have been approved by the FDA.

There may be significant delays in obtaining insurance coverage for newly-approved drugs, and insurance coverage may be more limited than the purpose for which the drug is approved by the FDA. Moreover, eligibility for insurance coverage does not imply that any drug will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement may be based on payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drugs may be reduced by mandatory discounts or rebates required by government health care programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates. Our inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for new drugs that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to develop products, and our overall financial condition.

We believe that the efforts of governments and third-party payors to contain or reduce the cost of healthcare and legislative and regulatory proposals to broaden the availability of healthcare will continue to affect the business and financial condition of pharmaceutical and biopharmaceutical companies. A number of legislative and regulatory changes in the healthcare system in the United States and other major healthcare markets have been proposed in recent years, and such efforts have expanded substantially in recent years. These developments have included prescription drug benefit legislation that was enacted and took effect in January 2006, healthcare reform legislation recently enacted by certain states, and major healthcare reform legislation that was passed by Congress and enacted into law in the United States in 2010. These developments could, directly or indirectly, affect our ability to sell our products, if approved, at a favorable price.

In particular, in March 2010, the Patient Protection and Affordable Care Act, or PPACA, and a related reconciliation bill were signed into law. This new legislation changes the current system of healthcare insurance and benefits intended to broaden coverage and control costs. The new law also contains provisions that will affect companies in the pharmaceutical industry and other healthcare related industries by imposing additional costs and changes to business practices.

The new law provides that biologic products may receive 12 years of market exclusivity, with a possible six-month extension for pediatric products. After this exclusivity ends, generic manufacturers will be permitted to enter the market, which is likely to reduce the pricing for such products and could affect our profitability. In addition, generic manufacturers will be permitted to challenge one or more of the patents for a branded drug after a product is marketed for four years.

The full effects of the U.S. healthcare reform legislation cannot be known until the new law is implemented through regulations or guidance issued by the Centers for Medicare & Medicaid Services and other federal and state healthcare agencies. The financial impact of the U.S. healthcare reform legislation over the next few years will depend on a number of factors, including but not limited, to the policies reflected in implementing regulations and guidance, and changes in sales volumes for products affected by the new system of rebates, discounts and fees. The new legislation may also have a positive impact on our future net sales, if any, by increasing the aggregate number of persons with healthcare coverage in the United States, but such increases are unlikely to be realized until approximately 2014 at the earliest.

Moreover, we cannot predict what healthcare reform initiatives may be adopted in the future. Further federal and state legislative and regulatory developments are likely, and we expect ongoing initiatives in the United States to increase pressure on drug pricing. Such reforms could have an adverse effect on anticipated revenues from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop drug candidates.

The pharmaceutical market is intensely competitive. If we are unable to compete effectively with existing drugs, new treatment methods and new technologies, we may be unable to commercialize successfully any drugs that we develop.

The pharmaceutical market is intensely competitive and rapidly changing. Many large pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of novel drugs for the same diseases that we are targeting or expect to target. Many of our competitors have:

•	much greater financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization of products;

•	more extensive experience in pre-clinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing and selling pharmaceutical products;

•	product candidates that are based on previously tested or accepted technologies;

•	products that have been approved or are in late stages of development; and

•	collaborative arrangements in our target markets with leading companies and research institutions.

We will face intense competition from drugs that have already been approved and accepted by the medical community for the treatment of the conditions for which we may develop drugs. We also expect to face competition from new drugs that enter the market. We believe a significant number of drugs are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may try to develop drugs. These drugs may be more effective, safer, less expensive, or marketed and sold more effectively, than any products we develop.

If we successfully develop product candidates, and obtain approval for them, we will face competition based on many different factors, including:

•	the safety and effectiveness of our products;

•	the ease with which our products can be administered and the extent to which patients accept relatively new routes of administration;

•	the timing and scope of regulatory approvals for these products;

•	the availability and cost of manufacturing, marketing and sales capabilities;

•	price;

•	reimbursement coverage; and

•	patent position.

Our competitors may develop or commercialize products with significant advantages over any products we develop based on any of the factors listed above or on other factors. Our competitors may therefore be more successful in commercializing their products than we are, which could adversely affect our competitive position and business. Competitive products may make any products we develop obsolete or noncompetitive before we can recover the expenses of developing and commercializing our product candidates. Such competitors could also recruit our employees, which could negatively impact our level of expertise and the ability to execute on our business plan. Furthermore, we also face competition from existing and new treatment methods that reduce or eliminate the need for drugs, such as the use of advanced medical devices. The development of new medical devices or other treatment methods for the diseases we are targeting could make our product candidates noncompetitive, obsolete or uneconomical.

We may be unable to compete successfully against other companies that are working to develop novel drugs and technology platforms using technology similar to ours.

In addition to the competition we face from competing drugs in general, we also face competition from other pharmaceutical companies and medical institutions that are working to develop novel drugs using technology that competes more directly with our own. Among those companies that are working in this field are: Alnylam Pharmaceuticals, Benitec, Dicerna Pharmaceuticals, Inc., Quark Pharmaceuticals, Inc., Regulus, Silence Therapeutics plc and Tekmira Pharmaceutical Corp., as well as a number of the multinational pharmaceutical companies. Any of these companies may develop its technology more rapidly and more effectively than us.

In addition to competition with respect to our technology and with respect to specific products, we face substantial competition to discover and develop safe and effective means to deliver the drugs that we develop to the relevant cell and tissue types. Substantial resources are being expended by third parties, both in academic laboratories and in the corporate sector, in the effort to discover and develop a safe and effective means of delivery into the relevant cell and tissue types. If safe and effective means of delivery to the relevant cell and tissue types were developed by our competitors, our ability to successfully commercialize a competitive product would be adversely affected.

Many of our competitors have substantially greater research and development capabilities and financial, scientific, technical, manufacturing, marketing, distribution, and other resources than us. Even if we are successful in developing our product candidates, in order to compete successfully we may need to be first to market or to demonstrate that our products are superior to therapies based on different technologies. If we are not first to market or are unable to demonstrate such superiority, any products for which we are able to obtain approval may not be successful.

Risks Related to our Common Stock

The trading price of our common stock has been volatile, and investors in our common stock may experience substantial losses.

The trading price of our common stock has been volatile and may become volatile again in the future. The trading price of our common stock could decline or fluctuate in response to a variety of factors, including:

•	our ability to enter into collaborative arrangements with third parties;

•	our failure to meet the performance estimates of securities analysts;

•	changes in buy/sell recommendations by securities analysts;

•	negative results from our clinical and pre-clinical trials;

•	fluctuation in our quarterly operating results;

•	reverse splits or increases in authorized shares;

•	substantial sales of our common stock;

•	general stock market conditions;

•	our general financial condition; or

•	other economic or external factors.

The stock markets in general, and the markets for biotechnology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

The NASDAQ Global Market imposes listing standards on our common stock that we may not be able to fulfill, thereby leading to a possible delisting of our common stock.

As a listed NASDAQ Global Market company, we are subject to rules covering, among other things, certain major corporate transactions, the composition of our Board of Directors and committees thereof, minimum bid price of our common stock and minimum stockholders equity. The failure to meet these or other NASDAQ Global Market requirements may result in the de-listing of our common stock from the NASDAQ Global Market, which could adversely affect the liquidity and market price thereof.

On March 25, 2011, we received a letter from the Listing Qualifications Department of The NASDAQ Stock Market (“NASDAQ”) notifying us that we were not in compliance with the minimum $1.00 per share minimum bid price requirement for continued inclusion on The NASDAQ Global Market set forth in NASDAQ Marketplace Rule 5450(a)(1) (the “Rule”), as a result of the bid price of our common stock having closed below $1.00 for the 30 consecutive business days prior to the date of the letter.

NASDAQ’s letter advised us that, in accordance with NASDAQ Marketplace Rule 5810(c)(3)(A), we were provided 180 calendar days, or until September 21, 2011, to regain compliance. The letter further advised that such compliance can be achieved if, at any time before September 21, 2011, the bid price of our common stock closed at $1.00 or more per share for a minimum of 10 consecutive business days.

We did not regain compliance with the Rule on or prior to September 21, 2011 and, accordingly, on September 22, 2011, we received a second letter from NASDAQ (the “Staff Determination”) stating that our common stock would be subject to delisting from The Nasdaq Global Market as a result of the deficiency. Consistent with the process described in the Staff Determination, on September 28, 2011, we requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination., which hearing was held on October 27, 2011. At the hearing, we presented a plan to regain compliance with the Rule, thereby allowing us to remain on the Nasdaq Global Market.

On November 30, 2011, we announced that the Panel granted our request to remain listed on The NASDAQ Global Market, and will allow us until January 31, 2012 to regain compliance with the Rule. There can be no assurance that we will regain compliance with the Rule on or prior to the deadline established by the Panel.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Various restrictions in our charter documents and Delaware law could prevent or delay a change in control of us that is not supported by our board of directors.

We are subject to a number of provisions in our charter documents and Delaware law that may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These anti-takeover provisions include:

•	advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders’ meetings; and

•	the Delaware anti-takeover statute contained in Section 203 of the Delaware General Corporation Law.

Section 203 of the Delaware General Corporation Law prohibits a merger, consolidation, asset sale or other similar business combination between us and any stockholder of 15% or more of our voting stock for a period of three years after the stockholder acquires 15% or more of our voting stock, unless (1) the transaction is approved by our board of directors before the stockholder acquires 15% or more of our voting stock, (2) upon completing the transaction the stockholder owns at least 85% of our voting stock outstanding at the commencement of the transaction, or (3) the transaction is approved by our board of directors and the holders of 66 2/3% of our voting stock, excluding shares of our voting stock owned by the stockholder.

We have never paid dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future.

We have not paid any dividends on our common stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends.

The anti-takeover provisions of our stockholder rights plan may entrench management, may delay or prevent beneficial takeover bids by third parties and may prevent or frustrate any stockholder attempt to replace or remove the current management even if the stockholders consider it beneficial to do so.

We have a stockholder rights plan designed to protect our stockholders from coercive or unfair takeover tactics. Under the plan, we declared a dividend of one preferred stock purchase right for each share of common stock outstanding on March 17, 2000. Each preferred stock purchase right entitles the holder to purchase from us 1/1000th of a share of Series A Junior Participating Preferred Stock for $50.00. In the event any acquiring entity or group accumulates or initiates a tender offer to purchase 15% or more of our common stock, then each holder of a preferred stock purchase right, other than the acquiring entity and its affiliates, will have the right to receive, upon exercise of the preferred stock purchase right, shares of our common stock or shares in the acquiring entity having a value equal to two times the exercise price of the preferred stock purchase right. The preferred stock purchase rights will expire on March 17, 2013, unless we extend the expiration date or in certain limited circumstances, we redeem or exchange such rights prior to such date.

The intent of the stockholder rights plan is to protect our stockholders’ interests by encouraging anyone seeking control of our company to negotiate with our board of directors. However, our stockholder rights plan could make it more difficult for a third party to acquire us without the consent of our board of directors, even if doing so may be beneficial to our stockholders. This plan may discourage, delay or prevent a tender offer or takeover attempt, including offers or attempts that could result in a premium over the market price of our common stock. This plan could reduce the price that investors might be willing to pay for shares of our common stock in the future. Furthermore, the anti-takeover provisions of our stockholder rights plan may entrench management and make it more difficult for stockholders to replace management even if the stockholders consider it beneficial to do so.

A significant number of shares of our common stock are subject to options, warrants and subscription investment units, and we expect to sell additional shares of our common stock in the future. Sales of these shares will dilute the interests of other security holders and may depress the price of our common stock.

As of December 31, 2011, there were 10,438,912 shares of common stock outstanding. As of December 31, 2011, there were vested outstanding options to purchase 193,603 shares of common stock with a weighted average exercise price of $71.10 per share, unvested outstanding options to purchase 384,982 shares of common stock at a weighted average exercise price of $3.65 per share, outstanding warrants (other than the Warrant issued to Socius) to purchase 4,956,008 shares of common stock at a weighted average exercise price of $4.47 per share (of which warrants to purchase 4,532,473 shares of common stock, with a weighted average exercise price of $1.20 per share, are price-adjustable as a result of certain subsequent financing events), and outstanding subscription investment units to purchase 25,000 shares of common stock at a weighted average exercise price of $0.89 per share (all of which are price adjustable as a result of certain subsequent financing events). At December 31, 2011, 355,099 shares of common stock were reserved for future issuance in connection with our facility with LPC and there were 411,285 shares of common stock available for future issuance under our stock compensation plans. In addition, we may issue additional common stock and warrants from time to time to finance our operations. We may also issue additional shares to fund potential acquisitions or in connection with additional stock options or restricted stock granted to our employees, officers, directors and consultants under our equity compensation plans. The issuance, perception that issuance may occur, or exercise of warrants or options will have a dilutive impact on other stockholders and could have a material negative effect on the market price of our common stock.

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement with LPC, we issued, or reserved for future issuance, to LPC a total of 1,900,000 shares of our common stock, all of which are freely tradable. The number of shares ultimately offered for sale by LPC is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. Depending upon market liquidity at the time, a sale of shares by LPC at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases by LPC in our sole discretion but no sales to LPC may occur if the purchase price for our common stock is below $1.00 per share and therefore, LPC may ultimately purchase all, some or none of the shares of common stock reserved for issuance to it. After LPC has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock to or by LPC, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to LPC and we may terminate the Purchase Agreement at any time at our discretion without any cost to us. As of the date of this prospectus, we have issued to LPC a significant portion of the shares of common stock that we are allowed to issue to LPC without the need to obtain shareholder approval pursuant to the rules of the NASDAQ Stock Market.

The issuance of our common stock to Socius may cause dilution and the sale of the shares of common stock acquired by Socius could cause the price of our common stock to decline.

We have entered into the Socius Purchase Agreement with Socius, pursuant to which we may issue a significant number of shares of our common stock to Socius upon the automatic exercise of the Warrant and the Additional Investment Right, all of which are expected to be freely tradable. The number of shares ultimately offered for sale by Socius is dependent upon the number of shares acquired by Socius under the Socius Purchase Agreement. The purchase price for the common stock to be issued to Socius upon the automatic exercise of the Warrant and the Additional Investment Right pursuant to the Socius Purchase Agreement will fluctuate based on the price of our common stock. Depending upon market liquidity at the time, a sale of shares by Socius at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases of Preferred Stock in our sole discretion provided that certain conditions are met, and therefore Socius may ultimately acquire all, some or none of the shares of common stock being registered in this offering. After Socius has acquired such shares, it may sell all, some or none of such shares. Therefore, issuances to Socius by us under the Socius Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The issuance of a substantial number of shares of our common stock to Socius, the sale of a substantial number of shares of our common stock by Socius, or the anticipation thereof, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. However, we have the right to control the timing and amount of any sales of our shares to Socius and we may terminate the Socius Purchase Agreement upon 30 days’ advance written notice.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the resale of shares by the selling stockholders. Furthermore, we will not receive cash proceeds from the exercise of the Warrant or the Additional Investment Right to the extent that the shares of common stock issued upon exercise of the Warrant or Additional Investment Right, as applicable, is paid for by Socius using a promissory note, as permitted by their respective terms. In this regard, in connection with a redemption of the Preferred Stock by us, at the option of either us or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Global Market listing fees and fees and expenses of our counsel and our accountants. We intend to us any cash proceeds that we receive from Socius as consideration for the issuance of any of our securities under the Socius Purchase Agreement for the clinical development of CEQ508, which is currently in a Phase 1b/2a clinical trial for the treatment of Familial Adenomatous Polyposis (FAP) and for general corporate purposes, including working capital and operational purposes, including pre-clinical development.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

Common Stock

We are currently authorized to issue up to 180,000,000 shares of common stock, par value $0.006 per share. As of December 31, 2011, 10,438,912 shares of our common stock were issued and outstanding, 989,870 unissued shares of common stock were reserved for future issuance under our equity compensation plans, 4,981,008 unissued shares of common stock were reserved for issuance upon the exercise of outstanding warrants (not including shares issuable upon exercise of the Warrant issued to Socius) and subscription investment units, 355,099 unissued shares of common stock were reserved for future issuance in connection with our facility with LPC, and 6,000,000 unissued shares of common stock were reserved for future issuance pursuant to the Socius Purchase Agreement (including shares issuable upon exercise of the Warrant issued to Socius), leaving approximately 157,235,111 shares of common stock unissued and unreserved.

All shares of common stock issued will be duly authorized, fully paid and non-assessable. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of our common stock. Under Delaware law, stockholders generally are not liable for our debts or obligations. Our certificate of incorporation does not authorize cumulative voting for the election of directors. Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of shares of our common stock are entitled to receive dividends that are declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in our net assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. Our common stock has no preemptive rights, conversion rights, redemption rights or sinking fund provisions, and there are no dividends in arrears or default. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights.

Stockholder Rights Plan

On February 22, 2000, our board of directors adopted a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of common stock. Each right entitles the holder, once the right becomes exercisable, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share. We issued these rights on March 17, 2000 to each stockholder of record on such date, and these rights attach to shares of common stock subsequently issued. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of us, even if a change of control were in the best interest of our stockholders.

Holders of our preferred share purchase rights are generally entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $50.00, subject to adjustment as provided in the Stockholder Rights Agreement. These preferred share purchase rights will generally be exercisable only if a person or group becomes the beneficial owner of 15 percent or more of our outstanding common stock or announces a tender offer for 15 percent or more of our outstanding common stock. Each holder of a preferred share purchase right, excluding an acquiring entity or any of its affiliates, will have the right to receive, upon exercise, shares of our common stock, or shares of stock of the acquiring entity, having a market value equal to two times the purchase price paid for one one-thousandth of a share of Series A preferred stock. The preferred share purchase rights expire on March 17, 2013, unless we extend the expiration date or in certain limited circumstances, we redeem or exchange such rights prior to such date.

Preferred Stock

We are currently authorized to issue 100,000 shares of preferred stock, par value $.01 per share, with 9,000 shares undesignated, 90,000 shares of previously undesignated preferred stock designated as Series A Junior Participating Preferred Stock, and 1,000 shares of previously undesignated preferred stock designated as Series B Preferred Stock.

We may issue shares of our authorized but unissued preferred stock in one or more series having the rights, privileges, and limitations, including voting rights, conversion rights, liquidation preferences, dividend rights and redemption rights, as may, from time to time, be determined by our board of directors. Preferred stock may be issued in the future in connection with acquisitions, financings, or other matters, as our board of directors deems appropriate. In the event that we determine to issue any shares of our authorized but unissued preferred stock, a certificate of designation containing the rights, privileges and limitations of this series of preferred stock will be filed with the Secretary of State of the State of Delaware. The effect of this preferred stock designation power is that our board of directors alone, subject to Federal securities laws, applicable blue sky laws, and Delaware law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring, or preventing a change in control without further action by our stockholders, and may adversely affect the voting and other rights of the holders of our common stock.

Series B Preferred Stock

In connection with the Socius Purchase Agreement, we filed the Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock with the Secretary of State of the State of Delaware. A summary of the terms and provisions of the Series B Preferred Stock is set forth below:

Ranking and Voting. The Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (i) senior to our common stock, our Series A Junior Participating Preferred Stock, and any other series or class of preferred stock or a class or series of preferred stock intended to be listed for trading; and (ii) junior to all of our existing and future indebtedness, and any class or series of preferred stock intended to be listed for trading. The Preferred Stock has no voting rights other than as required by applicable law.

No right of Conversion. The Preferred Stock is not convertible into shares of common stock.

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock shall be entitled to receive dividends on each outstanding share of Preferred Stock, which shall accrue at a rate equal to 10% per annum from the date of issuance. Accrued dividends shall be payable upon redemption of the Preferred Stock and shall be redeemed as part of such redemption. So long as any shares of Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any junior securities unless all dividends, including accrued dividends, on the Preferred Stock have been first paid.

Liquidation. Upon any liquidation, dissolution or winding up of our company after payment or provision for payment of our debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Preferred Stock shall first be entitled to be paid out of the assets of our company available for distribution to our stockholders an amount with respect to the liquidation value per share equal to the original price per share thereof plus all accrued dividends thereon (the “Liquidation Value”).

Redemption. We may redeem at any time (including on the closing date of a tranche), or may be required to redeem in certain circumstances, all (but not less than all) of the shares of Preferred Stock for cash in an amount equal to the aggregate Liquidation Value or, at the option of either us or Socius, by an offset, exchange and cancellation of all outstanding promissory notes issued by Socius to us in connection with the automatic exercise of each of the Warrant and the Additional Investment Right and the payment of the purchase price for the Warrant, such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding.

The Series B Preferred Stock has not been and will not be registered under the Securities Act and may not be transferred or sold absent registration under the Securities Act or an applicable exemption therefrom.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware. This law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines “business combination” to include:

•	Any merger or consolidation involving the corporation and the interested stockholder;

•	Any sale, transfer, pledge or other disposition of 10% or more of our assets involving the interested stockholder;

•	In general, any transaction that results in the issuance or transfer by a corporation of any of its stock to the interested stockholder; or

•	The receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Common Stock Listing

Our common stock currently is trading on The NASDAQ Global Market under the symbol “MRNA”, although the letter “D” has temporarily been appended to the ticker symbol for twenty trading days, commencing on December 23, 2011, following the reverse split of our common stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS

Socius Purchase Agreement

On December 22, 2011, we entered into the Socius Purchase Agreement with Socius. Under the terms and subject to the conditions of the Socius Purchase Agreement, we have the right, in our sole discretion, over a term of two (2) years, to demand through separate tranche notices that Socius purchase up to a total of $5 million of our redeemable Series B Preferred Stock. In order to effectuate such a sale, we will issue to Socius, subject to the terms and conditions of the Socius Purchase Agreement, one or more tranche notices to purchase a certain dollar amount of Preferred Stock. Each tranche notice after the first may not be given sooner than five (5) trading days after the date on which the closing for the prior tranche has occurred or the tranche has been cancelled. Upon receipt of a tranche notice, Socius will be obligated, subject to the terms and conditions specified in the Socius Purchase Agreement, to purchase the Preferred Stock on the 10th trading day after the date of the tranche notice.

Such conditions to the purchase and sale of the Preferred Stock include, but are not limited to, the following: (i) our common stock must be listed for trading or quoted on a trading exchange or market, (ii) our representations and warranties set forth in the Socius Purchase Agreement must be true and correct as if made on the date of each tranche notice and each tranche closing (subject, however, to our ability to update disclosure exceptions to such representations and warranties through our SEC reports), (iii) we must not be in breach or default of the Socius Purchase Agreement or any agreement entered into in connection therewith, or any of our other material agreements, (iv) there shall have occurred no material adverse effect involving our company or our business, operations or financial condition since the initial closing under the Socius Purchase Agreement or the prior tranche notice, as applicable, (v) the absence of any law or judicial action prohibiting the transactions contemplated by the Socius Purchase Agreement, or any lawsuit seeking to prohibit or adversely affect such transactions, (vi) all necessary governmental, regulatory or third party approvals and consents must have been obtained, (vii) we must have a current, valid and effective registration statement and a prospectus shall be properly available for use to permit the lawful public resale of all shares of common stock issuable upon exercise of the warrant (the “Warrant”) issued to Socius (the “Warrant Shares”), and all shares of common stock issuable upon exercise of any additional investment right (the “Additional Investment Right”) issued to Socius (the “Additional Investment Right Shares”), in each case pursuant to the Socius Purchase Agreement and (viii) the closing bid price of our common stock on the most recently completed trading day prior to the time that such tranche notice was delivered or deemed delivered must equal or exceed the greater of the book value of our common stock, or the closing bid price of our common stock, on the most recently completed trading day prior to the execution of the Socius Purchase Agreement.

The book value of our common stock as of December 22, 2011, which is the most recently completed trading day prior to the execution of the Socius Purchase Agreement, was approximately $1.34 per share, which was calculated by dividing $14.0 million, representing our estimated stockholders’ equity as of December 22, 2011, by 10,438,912 shares of common stock outstanding as of December 22, 2011. The $1.34 book value of our common stock as of December 22, 2011 was higher than the $1.21 consolidated closing bid price of our common stock on the most recently completed trading day prior to the execution of the Socius Purchase Agreement. The numbers utilized in this paragraph for purposes of calculating the book value of our common stock give effect to the 1-for-10 reverse split of the common stock that was effective at 5:00 p.m. EST on December 22, 2011.

In the event the closing bid price of our common stock during any one or more of the nine (9) trading days on or immediately following the delivery or deemed delivery of a tranche notice falls below 75% of the closing bid price of our common stock on the trading day immediately prior to the delivery or deemed delivery of a tranche notice, the tranche will be cancelled; provided, however, that upon such cancellation, Socius will redeem any outstanding promissory note tendered by Socius in lieu of cash payment for Additional Investment Shares or Warrant Shares issued in connection with the applicable tranche notice for the principal amount of the promissory note plus accrued interest in exchange for, at the option of Socius: (i) cash or (ii) the return to us of any unsold Additional Investment Shares or Warrant Shares issued to Socius in connection with such tranche notice plus a cash payment equal to the greater of (x) 92% of any gross proceeds received by Socius upon the sale of such Additional Investment Shares or Warrant Shares issued to Socius in connection with such tranche notice and (y) 100% of the principal amount of the recourse note tendered by Socius in lieu of cash payment for Additional Investment Shares or Warrant Shares issued in connection with such tranche notice that have been sold by Socius plus accrued interest thereon.

At no time may we deliver a tranche notice if the number of Warrant Shares and/or Additional Investment Shares to be received pursuant to the automatic exercise of the Warrant and the automatic exercise of the Additional Investment Right, in each case, triggered by such tranche notice (aggregated with all other shares of common stock and other voting securities then owned or deemed beneficially owned by Socius and its affiliates), would result in Socius and/or its affiliates owning or being deemed the beneficial owner of more than 9.99% of our common stock. In addition, at no time may we deliver a tranche notice if the number of shares of common stock to be issued upon the automatic exercise of the Warrant and the automatic exercise of the Additional Investment Right, in each case, triggered by such tranche notice (together with any shares of common stock issued to Montecito Advisors, Inc. as a placement agent fee and all shares of common stock issued pursuant to previous tranche notices) would exceed the aggregate number of shares of common stock which we may issue without breaching our obligations under the rules or regulations of the NASDAQ Global Market.

Additional Investment Right

Under the Socius Purchase Agreement, in connection with the delivery of a tranche notice, Socius is obligated, pursuant to the automatic vesting and automatic exercise of the Additional Investment Right, to purchase a number of shares of our common stock equal in dollar amount to 100% of the amount of such tranche of Preferred Stock at a per share price equal to the closing bid price of our common stock on the most recently completed trading day prior to the time that such tranche notice was delivered or deemed delivered.

Upon automatic exercise of the Additional Investment Right, Socius must pay for the shares underlying the Additional Investment Right, at its option, either in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by securities (other than certain securities of our company) owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note or earlier in the case of an acceleration event under such promissory note; provided, however, that the promissory notes will not become due and payable so long as (a) we are in default of any of our material obligations under the Socius Purchase Agreement, or the Warrant or other security of our company issued pursuant to the Socius Purchase Agreement or the Warrant, or any loan agreement or other material agreement between Socius and us, or (b) there are any shares of Preferred Stock issued or outstanding. In connection with a redemption of the Preferred Stock by us, at the option of either us or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding.

The Additional Investment Right will not be listed on any national securities exchange.

Common Stock Purchase Warrant

Pursuant to the Socius Purchase Agreement, as part of the closing of the Socius Purchase Agreement we delivered to Socius a Warrant for such number of shares of common stock initially equal to: (i) $1,850,000 divided by (ii) the greater of the closing bid price of our common stock and the book value of our common stock on the most recently completed trading day prior to the execution of the Socius Purchase Agreement. The exercise price of the Warrant and the number of shares of common stock underlying the Warrant are subject to adjustment from time to time as set forth below. In connection with each tranche notice, a portion of the Warrant equal to a number of shares calculated by dividing (1) 37% of the dollar amount of the tranche of Preferred Stock by (2) the closing bid price of our common stock for the most recently completed trading day prior to the delivery or deemed delivery of the trance notice will vest and be automatically exercised. At each time of delivery or deemed delivery of a tranche notice, the number of Warrant Shares underlying the Warrant will also be adjusted immediately prior to the automatic exercise such that after such adjustment the aggregate exercise price for the adjusted number of Warrant Shares will be equal to the aggregate exercise price in effect immediately prior to such adjustment.

The Warrant issued to Socius will expire two (2) years from the date it is first issued. Upon automatic exercise of the Warrant, Socius must pay for the shares underlying the Warrant, at its option, in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by securities (other than certain securities of our company) owned by Socius with a fair market value equal to the principal amount of the promissory note. The entire principal balance and interest on each promissory note is due and payable on the fourth anniversary of the date of such promissory note or earlier in the case of an acceleration event under such promissory note; provided, however, that the promissory notes will not become due and payable so long as (a) we are in default of any of our material obligations under the Socius Purchase Agreement, or the Warrant or other security of our company issued pursuant to the Socius Purchase Agreement or the Warrant, or any loan agreement or other material agreement between Socius and us, or (b) there are any shares of Preferred Stock issued or outstanding.

In connection with a redemption of the Preferred Stock by us, at the option of either us or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding. In addition, upon the occurrence of a fundamental transaction, other than a fundamental transaction in which we are the surviving entity, the Warrant and the number of Warrant Shares then underlying the Warrant shall fully vest and we, or the successor entity in such fundamental transaction if we for any reason fail to do so (but without reducing our obligations), is obligated to automatically purchase the Warrant from Socius on the date of consummation of such fundamental transaction by paying to Socius a cash amount equal to the Black Scholes value of the Warrant.

The Warrant will not be listed on any national securities exchange.

Series B Preferred Stock

In connection with the Socius Purchase Agreement, we filed the Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware. A summary of the Certificate of Designations is set forth below:

Ranking and Voting. The Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (i) senior to our common stock, our Series A Junior Participating Preferred Stock, and any other series or class of preferred stock or a class or series of preferred stock intended to be listed for trading; and (ii) junior to all of our existing and future indebtedness, and any class or series of preferred stock intended to be listed for trading. The Preferred Stock has no voting rights other than as required by applicable law.

No right of Conversion. The Preferred Stock is not convertible into shares of common stock.

Dividends and Other Distributions. Commencing on the date of issuance of any such shares of Preferred Stock, holders of Preferred Stock shall be entitled to receive dividends on each outstanding share of Preferred Stock, which shall accrue at a rate equal to 10% per annum from the date of issuance. Accrued dividends shall be payable upon redemption of the Preferred Stock and shall be redeemed as part of such redemption. So long as any shares of Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any junior securities unless all dividends, including accrued dividends, on the Preferred Stock have been first paid.

Liquidation. Upon any liquidation, dissolution or winding up of our company after payment or provision for payment of our debts and other liabilities and any liquidation preferences to the senior securities, before any distribution or payment is made to the holders of any junior securities, the holders of Preferred Stock shall first be entitled to be paid out of the assets of our company available for distribution to our stockholders an amount with respect to the liquidation value per share equal to the original price per share thereof plus all accrued dividends thereon (the “Liquidation Value”).

Redemption. We may redeem at any time (including on the closing date of a tranche), or may be required to redeem in certain circumstances, all (but not less than all) of the shares of Preferred Stock for cash in an amount equal to the aggregate Liquidation Value or, at the option of either us or Socius, by an offset, exchange and cancellation of all outstanding promissory notes issued by Socius to us in connection with the automatic exercise of each of the Warrant and the Additional Investment Right and the payment of the purchase price for the Warrant, such that following such offset, exchange and cancellation, no further amounts shall be due or payable with respect to such shares of Preferred Stock or such promissory notes and all of such shares of Preferred Stock and promissory notes shall no longer be outstanding.

We offered the Preferred Stock to Socius in a private placement transaction made in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder. Socius has represented and warranted in the Socius Purchase Agreement that it is an accredited investor as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) of Regulation D promulgated under the Securities Act. The Preferred Stock has not been and will not be registered under the Securities Act and may not be transferred or sold except to an affiliate of Socius.

Placement Agent Fee

Under the terms of the Socius Purchase Agreement, we agreed to pay to Montecito Advisors, Inc., on the earlier of the first tranche closing date or the six-month anniversary of the signing of the Socius Purchase Agreement, a placement agent fee in the form of shares of our common stock or cash, at our option. The number of shares of our common stock payable to Montecito Advisors will be determined by dividing $295,000 by the volume-weighted average price of our common stock for the five (5) trading day period immediately preceding the date on which the placement agent fee is paid, if paid in shares of common stock. Alternatively, we may pay $295,000 in cash.

Lock-up Agreements with Key Officers and Directors

In connection with the transactions contemplated by the Socius Purchase Agreement and to facilitate our ability to purchase Preferred Stock in the future pursuant to the Socius Purchase Agreement, we entered into certain Lock-Up Agreements with our key officers and directors at or prior to the closing of the Socius Purchase Agreement. Such Lock-Up Agreements provide that such persons agree with us on an irrevocable basis that they will not sell shares of common stock for ten (10) trading days after the delivery or deemed delivery of a tranche notice. The Lock-up Agreements cover other transactions which have economic similarity to the sale of common stock.

Obligation to Register Securities

We are registering for sale for the account of the selling stockholders up to 6,000,000 shares of our common stock that may be issued to the selling stockholders pursuant to the terms and conditions of the Socius Purchase

Agreement, including shares of our common stock issuable upon exercise of the Warrant and the Additional Investment Right.

We agreed in the Socius Purchase Agreement to use our commercially reasonable best efforts to file within 30 calendar days after December 22, 2011 (or as soon as possible thereafter), cause to become effective as soon as practicable thereafter, and remain effective until the earlier of (A) the first date on which all shares of common stock covered thereby have been resold or (B) in the event that no tranche closing ever occurs, the date on which the Socius Purchase Agreement is terminated, a registration statement covering the public resale by the selling stockholders of all shares of common stock issuable to the selling stockholders pursuant to the Socius Purchase Agreement and the other agreements being entered into in connection with the transactions contemplated thereby, including, specifically, the Additional Investment Right Shares and the Warrant Shares.

We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for sale from time to time. Except for the transactions contemplated by the Socius Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the names of the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by the selling stockholders. The second and third columns list the number of shares of common stock beneficially owned by the selling stockholders as of December 31, 2011, and the corresponding percentage ownership, assuming the exercise in full of both the Warrant and the Additional Investment Right, without taking into account any limitations on the exercise of the Warrant and the Additional Investment Right. All of the shares described in the immediately preceding sentence are being registered on the registration statement of which this prospectus forms a part. Because the exercise price of the Warrant and the Additional Investment Right may be adjusted, the number of shares that will actually be issued upon exercise of the Warrant and the Additional Investment Right may be more or less than the number of shares being offered by this prospectus.

The fourth and fifth columns list the number of shares of common stock beneficially owned by the selling stockholders, based on their ownership or potential ownership of shares of common stock, the Warrant and the Additional Investment Right, assuming the sale by the selling stockholders of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrant and the Additional Investment Right, neither the Warrant nor the Additional Investment Right may be exercised to the extent that Socius and/or any of its affiliates would beneficially own a number of shares of our common stock that would exceed 9.99%. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 10,438,912 shares of common stock outstanding as of December 31, 2011.

Selling Stockholder	Beneficial Ownership Before Offering (1)			Beneficial Ownership After Offering (2)
	Number of Shares Beneficially Owned		Percentage Ownership	Number of Shares Beneficially Owned	Percentage Ownership
Socius CG II, Ltd. (3)	5,111,940	(4)	32.87%	-0-	-0-

(1)

These numbers include: (a) the shares of common stock held by each selling stockholder as of December 31, 2011 and (b) the shares of common stock that each selling stockholder may acquire within 60 days of

December 31, 2011 assuming the exercise in full during such 60-day period of both the Warrant and the Additional Investment Right. In calculating the percentage of ownership, all shares of common stock that the identified person or group may acquire within 60 days of December 31, 2011 assuming the exercise in full during such 60-day period of both the Warrant and the Additional Investment Right are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group. As per the terms of the Warrant and the Additional Investment Right, neither the Warrant nor the Additional Investment Right may be exercised if as a result of such exercise Socius and/or any of its affiliates would beneficially own a number of shares of our common stock that would exceed 9.99%.

(2)	Represents the number of shares that will be held by each selling stockholder after completion of this offering based on the assumptions that: (a) all Warrant Shares and Additional Investment Right Shares that are being registered under the registration statement of which this prospectus forms a part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus. To our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(3)	Voting and dispositive power with respect to the Warrant Shares and Additional Investment Right Shares held by Socius CG II, Ltd. is exercised by Ward Jensen, its Vice President-Trading. However, the Warrant provides that, for so long as Socius CG II, Ltd. holds the Warrant or any Warrant Shares obtained upon exercise of the Warrant, and the Socius Purchase Agreement provides that, for so long as Socius CG II, Ltd. or its affiliates hold any securities of the issuer, Socius CG II, Ltd. and its affiliates are prohibited from: (1) voting any shares of the issuer’s common stock owned or controlled by Socius CG II, Ltd. or soliciting any proxies or seeking to advise or influence any person with respect to any voting securities of the issuer; (2) engaging or participating in any actions, plans or proposals which relate to or would result in, among other things with respect to the issuer, (a) an extraordinary corporate transaction such as a merger, (b) a sale of a material amount of assets, (c) any change in the present board of directors or management, (d) any change in capitalization or dividend policy, or (e) any similar or other change in the issuer’s business or corporate structure; or (3) requesting the issuer to amend or waive any of the foregoing prohibitions.

Socius CG II, Ltd. is not a registered broker-dealer or an affiliate of a registered broker-dealer. The sole stockholder of Socius CG II, Ltd. is Socius Capital Group, LLC. Terren Peizer is the sole Managing Director and the sole ultimate beneficial owner of Socius Capital Group, LLC. Other than as described above, neither Socius Capital Group, LLC nor Mr. Peizer directly owns any Warrant Shares or Additional Investment Right Shares. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Socius Capital Group, LLC and/or Mr. Peizer may be deemed to beneficially own and/or control the Warrant Shares and Additional Investment Right Shares owned by Socius CG II, Ltd. However, Socius Capital Group, LLC and Mr. Peizer disclaim beneficial ownership and control of any Warrant Shares, Additional Investment Right Shares, or other securities of the issuer held by Socius CG II, Ltd.

(4)	Assumes that the per share exercise price for all shares of common stock issuable upon exercise of the Warrant and the Additional Investment Right is $1.34.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to the selling stockholders pursuant to the Socius Purchase Agreement to permit the sale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Socius Purchase Agreement or the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the purchase or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the common stock described in this prospectus has been passed upon for us by Pryor Cashman LLP, New York, New York.

EXPERTS

The consolidated financial statements of Marina Biotech, Inc. as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2010 consolidated financial statements contains an explanatory paragraph that states that we have incurred recurring losses and have an accumulated deficit and have had recurring negative cash flows from operations, that raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The financial statements of Cequent Pharmaceuticals, Inc. as of December 31, 2009 and 2008, and for the years then ended, incorporated by reference into this prospectus from our Current Report on Form 8-K filed with the SEC on February 9, 2011, have been audited by Wolf & Company, P.C., independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with such laws we file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information filed with the SEC. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information we file with the SEC and other information about us is also available on our website at www.marinabio.com. However, the information on our website is not a part of, nor is such information to be deemed incorporated by reference into, this prospectus.

We have filed with the SEC a registration statement on Form S-3 (of which this prospectus is a part) under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or from its web site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. The information we incorporate by reference into this prospectus is an important part of this prospectus. Any statement in a document we have filed with the SEC prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 23, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the SEC on May 16, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed with the SEC on August 11, 2011;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2011, filed with the SEC on November 10, 2011;

•

our current reports on Form 8-K, as filed with the SEC on February 9, 2011, February 9, 2011, February 10, 2011, March 31, 2011, May 17, 2011, July 18, 2011, August 29, 2011, September 8, 2011, September 28, 2011, October 4, 2011, October 17, 2011, October 24, 2011, November 30, 2011 and December 23, 2011;

•	our definitive proxy statement relating to the annual meeting of stockholders held on July 14, 2011, which definitive proxy statement was filed with the SEC on June 7, 2011;

•

the description of our common stock and the description of certain provisions of Delaware Law contained or incorporated by reference in our registration statement on Form 8-A, filed with the SEC on August 12, 1985, including any amendments or reports filed for the purposes of updating this description;

•

the description of our preferred stock purchase rights contained in our registration statement on Form 8-A, filed with the SEC on March 16, 2000, including any amendments or reports filed for the purposes of updating this description; and

•

future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

You may obtain copies of these filings, at no cost, by writing or telephoning us at the following address:

Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

(425) 908-3698

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses Of Issuance And Distribution

The following sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$585.00
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	15,000
Miscellaneous	7,500
Total:	$43,085

Item 15. Indemnification of Directors and Officers.

Our Restated Certificate of Incorporation currently provides that our board of directors has the authority to utilize, to the fullest extent possible, the indemnification provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law (the “DGCL”), and our directors and officers are provided with the broadest available indemnification coverage. Such indemnification for our directors and officers is mandatory. Our Restated Certificate of Incorporation also expressly provides that the advancement of expenses is mandatory and not subject to the discretion of our board of directors, except that any of our directors or officers who request advancement must undertake to repay the advanced amounts if it is determined that such person is not entitled to be indemnified by us. Further, our Restated Certificate of Incorporation contains provisions to eliminate the liability of our directors to us or our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation provides for such limitation of liability.

Under Section 145 of the DGCL, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by our restated certificate of incorporation or restated bylaws, a vote of stockholders or disinterested directors, agreement or otherwise.

We maintain a policy of directors and officer’s liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the SEC is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 16. Exhibits.

See the Exhibit Index attached to this registration statement that is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was a part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bothell, State of Washington, on the 12th day of January, 2012.

MARINA BIOTECH, INC.

By:	/s/ J. Michael French
Name:	J. Michael French
Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints J. MICHAEL FRENCH and PHILIP C. RANKER, and each of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Michael French J. Michael French	President, Chief Executive Officer and a Director, (Principal Executive Officer)	January 12, 2012

/s/ Philip C. Ranker Philip C. Ranker	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 12, 2012

/s/ R. John Fletcher R. John Fletcher	Director	January 12, 2012

/s/ James M. Karis James M. Karis	Director	January 12, 2012

/s/ Peter D. Parker Peter D. Parker	Director	January 12, 2012

/s/ Gregory Sessler Gregory Sessler	Director	January 12, 2012

/s/ Michael D. Taylor Michael D. Taylor, Ph.D.	Director	January 12, 2012

EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of the Registrant dated July 20, 2005 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated July 20, 2005, and incorporated herein by reference).

3.2	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant, dated June 10, 2008 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).

3.3	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant, dated July 21, 2010 (filed as Exhibit 3.1 to our Current Report on Form 8-K filed on July 21, 2010, and incorporated herein by reference).

3.4	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant, dated July 21, 2010 (filed as Exhibit 3.1 to our Current Report on Form 8-K filed July 23, 2010, and incorporated herein by reference).

3.5	Certificate of Amendment of the Restated Certificate of Incorporation of the Registrant, dated July 18, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K filed July 18, 2011, and incorporated herein by reference).

3.6	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant, dated December 22, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 22, 2011, and incorporated herein by reference).

3.7	Amended and Restated Bylaws of the Registrant dated September 19, 2007 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated September 19, 2007, and incorporated herein by reference).

3.8	Certificate of Designation, Rights and Preferences of Series A Junior Participating Preferred Stock dated January 17, 2007 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated January 19, 2007, and incorporated herein by reference).

3.9	Amended Designation, Rights, and Preferences of Series A Junior Participating Preferred Stock, dated June 10, 2008 (filed as Exhibit 3.2 to our Current Report on Form 8-K dated June 10, 2008, and incorporated herein by reference).

3.10	Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred Stock dated December 22, 2011 (filed as Exhibit 3.1 to our Current Report on Form 8-K dated December 22, 2011, and incorporated herein by reference).

4.1	Rights Agreement, dated February 22, 2000, between the Registrant and American Stock Transfer & Trust Company as Rights Agent (filed as Exhibit 1 to our Current Report on Form 8-K dated February 22, 2000, and incorporated herein by reference).

4.2	Amendment No. 1 to Rights Agreement dated as of January 17, 2007 by and between the Registrant and American Stock Transfer and Trust Company (filed as Exhibit 4.1 to our Current Report on Form 8-K dated January 19, 2007, and incorporated herein by reference).

4.3	Amendment No. 2 to Rights Agreement dated as of March 17, 2010 by and between the Registrant and American Stock Transfer and Trust Company (filed as Exhibit 4.1 to our Current Report on Form 8-K dated March 5, 2010, and incorporated herein by reference).

4.4	Amendment No. 3 to Rights Agreement dated as of March 31, 2010 by and between the Registrant and American Stock Transfer and Trust Company (filed as Exhibit 4.3 to our Current Report on Form 8-K dated March 31, 2010, and incorporated herein by reference).

Exhibit No.	Description

4.5	Form of Amended and Restated Common Stock Purchase Warrant originally issued by the Registrant in April 2008 (filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference).

4.6	Form of Common Stock Purchase Warrant issued by the Registrant in June 2009 (filed as Exhibit 10.3 to our Current Report on Form 8-K dated June 10, 2009, and incorporated herein by reference).

4.7	Form of Common Stock Purchase Warrant issued by the Registrant in December 2009 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated December 22, 2009, and incorporated herein by reference).

4.8	Form of Common Stock Purchase Warrant issued by the Registrant in January 2010 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated January 13, 2010, and incorporated herein by reference).

4.9	Form of Subscription Investment Unit issued by the Registrant on November 5, 2010 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated November 4, 2010, and incorporated herein by reference).

4.10	Form of Common Stock Purchase Warrant issued by the Registrant on November 8, 2010 (filed as Exhibit 4.2 to our Current Report on Form 8-K dated November 4, 2010, and incorporated herein by reference).

4.11	Form of Warrant Certificate issued by the Registrant in February 2011 (filed as Exhibit 4.1 to our Current Report on Form 8-K dated February 10, 2011, and incorporated herein by reference).

4.12	Form of Warrant Agreement by and between the Registrant and American Stock Transfer & Trust Company, LLC (filed as Exhibit 4.2 to our current Report on Form 8-K dated February 10, 2011, and incorporated herein by reference).

4.13	Form of Series A Warrant (filed as Exhibit 4.13 to Amendment No. 2 to our Registration Statement on Form S-1 (No. 333-173108) filed with the SEC on May 10, 2011, and incorporated herein by reference).

4.14	Form of Series B Warrant (filed as Exhibit 4.2 to our Current Report on Form 8-K dated May 17, 2011, and incorporated herein by reference).

4.15	Form of Warrant to Purchase Common Stock issued by the Registrant to Socius CG II, Ltd. (filed as Exhibit 4.1 to our Current Report on Form 8-K dated December 22, 2011, and incorporated herein by reference).

5.1	Opinion of Pryor Cashman LLP. (1)

23.1	Consent of KPMG LLP, independent registered public accounting firm. (1)

23.2	Consent of Wolf & Company, P.C., independent auditors. (1)

23.3	Consent of Pryor Cashman LLP (included in Exhibit 5.1). (1)

24.1	Power of Attorney (included on the signature page). (1)

(1)	Filed herewith.